Exhibit 99.1

FOR IMMEDIATE RELEASE

ANIMAL HEALTH INTERNATIONAL, INC. ANNOUNCES STOCKHOLDER APPROVAL OF MERGER AGREEMENT

Westlake, Texas — June 8, 2011 — Animal Health International, Inc. (NASDAQ: AHII) announced today that, at a special meeting of its stockholders, the holders of a majority of the outstanding shares of common stock of Animal Health adopted the previously announced merger agreement among Animal Health, Lextron, Inc. (“Lextron”) and Buffalo Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Lextron.  Animal Health also announced that the merger is expected to close on or about June 10, 2011.

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About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company’s subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company’s subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, devices, supplies, and dairy lagoon treatment systems. The Company was founded in 1954, and has its corporate headquarters located in the Dallas/Fort Worth metropolitan area.

Safe Harbor for Forward-Looking Statements

Certain items in this report may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. AHII can give no assurance that expectations will be attained. Important factors that could cause actual results to differ materially from those presently expected include: the expected timing of the completion of the merger; the impact of the announcement or the closing of the merger on the Company’s relationship the parties’ ability to satisfy the merger agreement conditions and consummate the transaction; and the factors and risks previously and from time to time detailed in AHII’s filings with the Securities and Exchange Commission, including the 2010 Annual Report on Form 10-K, which was filed on September 10, 2010. Such forward-looking statements speak only as of the date of this press release. AHII expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AHII’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.  For more information, please visit www.ahii.com.

Contact

William F. Lacey

Animal Health International, Inc.

817-859-3000